UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 1, 2021

COMSOVEREIGN HOLDING CORP.

(Exact name of registrant as specified in charter)

Nevada	333-150332	46-5538504
(State or other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

5000 Quorum Drive, Suite 400 Dallas, TX	75254
(Address of Principal Executive Offices)	(zip code)

(904) 834-4400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	COMS	The Nasdaq Stock Market LLC

Warrants to purchase Common Stock	COMSW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Appointment of Chief Financial Officer

On October 1, 2021, COMSovereign Holding Corp. (the “Company”) announced the appointment of Fran Jandjel as the Company’s Chief Financial Officer and Executive Vice President, effective immediately.

Ms. Jandjel, age 58, has over 25 years’ experience in strategic accounting and financial leadership, including serving as chief financial officer, controller and in other senior financial executive roles at both domestic and multi-national public and private companies. Her expertise includes the development of financial and operational strategies, M&A experience across North America and Europe, implementing financial planning and forecasting processes, streamlining reporting processes and systems, maximizing cash flow, and optimizing bottom line results. Since December 2019, Ms. Jandjel has been a financial consultant serving multiple clients as interim chief financial officer across several industry sectors, including automotive finance, restaurants and manufacturing. In such capacity, Ms. Jandjel was engaged by the Company to serve as corporate controller in June 2021. From 2013 to December 2019, Ms. Jandjel served in various financial capacities, most recently as Vice President Finance & Accounting, at the Cathexis Group, a multi-national, multi-strategy holding company with revenue exceeding $2.0 billion. Ms. Jandjel holds a B.A. in Business Administration and M.B.A. in Business Administration from Deakin University in Melbourne, Australia. She is a Certified Public Accountant (CPA) and an international affiliate member of the Texas Society of CPAs. Ms. Jandjel is also a Chartered Global Management Accountant (CGMA) and an Associate member of the Chartered Institute of Management Accountants (ACMA), the British equivalent of a CPA.

Pursuant to the terms of an Employment Agreement, dated as of October 1, 2021 (the “Employment Agreement”), between the Company and Ms. Jandjel, Ms. Jandjel will receive (i) an annual base salary of $225,000; (ii) eligibility to receive option grants under the terms of the Company’s 2020 Long-Term Incentive Plan consistent with grants to other senior level executives; and (iii) the right to participate in all benefit plans offered to the Company’s senior executive officers.

The Employment Agreement also provides for certain severance benefits upon a termination by the Company without “cause” or by Ms. Jandjel for “good reason.” In the event of a termination by the Company without “cause” or by Ms. Jandjel for “good reason”, Ms. Jandjel would be entitled to (i) continued payment of her base salary for six (6) months, subject to Ms. Jandjel signing a timely and effective separation agreement containing a release of all claims against the Company and other customary terms.

The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the Employment Agreement, a copy of which is attached to this Current Report as Exhibit 10.1 and incorporated herein by reference.

There are no family relationships between Ms. Jandjel and any director or other executive officer of the Company, nor are there any transactions to which the Company was or is a participant and in which Ms. Jandjel has a material interest subject to disclosure under Item 404(a) of Regulation S-K. There are no arrangements or understandings between Ms. Jandjel and any other person pursuant to which she was selected as an officer of the Company.

Departure of Martin R. Wade III

On October 1, 2021, the Company announced the departure of Martin R. Wade III, the Company’s Chief Financial Officer and Executive Vice President, to pursue other interests. Mr. Wade joined the Company in February 2021 and was responsible for the development of the Company’s financial reporting organization following its initial public offering during January 2021 and concurrent up listing to the Nasdaq Capital Market.

Mr. Wade’s decision to resign as Chief Financial Officer was not related to any disagreements with the Company on any matter relating to its operations, policies or practices or any issues regarding financial disclosures, accounting or legal matters.

Item 8.01 Other Information.

On October 1, 2020, the Company issued a press release announcing the appointment of Ms. Jandjel as Chief Financial Officer and the departure of Mr. Wade. A copy of the press release is attached as Exhibits 99.1 to this Current Report on Form 8-K and is incorporated by reference herein.

The information under this Item 8.01, including Exhibit 99.1, is deemed “furnished” and not “filed” under Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liability of that section, and shall not be incorporated by reference into any registration statement or other document filed under the Securities Act of 1933, as amended, or the Exchange Act except as shall be expressly set forth by specific reference in such filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Employment Agreement dated as of October 1, 2021 between COMSovereign Holding Corp. and Fran Jandjel.

99.1	Press release dated October 1, 2021

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: October 6, 2021	COMSOVEREIGN HOLDING CORP.

	By:	/s/ Daniel L. Hodges
Daniel L. Hodges
Chairman and Chief Executive Officer

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